Exhibit 99

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER RESULTS

HIGHLIGHTS

—	First quarter diluted EPS totaled $0.57, a 33 percent increase over prior year results;

—	North American comparable systemwide RevPAR rose 6.3 percent in the first quarter with average daily rates up 3.3 percent;

—	On a constant dollar basis, worldwide comparable systemwide RevPAR rose 6.2 percent in the first quarter, including a 3.2 percent increase in average daily rate;

—	Marriott repurchased 7.0 million shares of the company’s common stock for $356 million during the first quarter. Year-to-date, the company repurchased 9.0 million shares for $467 million;

—	Comparable company-operated house profit margins increased 160 basis points in North America and 130 basis points worldwide in the first quarter;

—	Adjusted for cost reimbursements, the company’s operating income margin increased to 41 percent compared to 38 percent in the year-ago quarter;

—	At the end of the first quarter, the company’s worldwide development pipeline increased to over 200,000 rooms, including nearly 30,000 rooms approved, but not yet subject to signed contracts. The pipeline does not include the more than 10,000 rooms associated with the Protea transaction, which was completed on April 1st;

—	Nearly 6,000 rooms were added during the first quarter, including over 1,000 rooms converted from competitor brands and 3,300 rooms in international markets;

—	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $339 million in the quarter, a 12 percent increase over first quarter 2013 adjusted EBITDA.

BETHESDA, MD – April 29, 2014 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2014 results. Due to the company’s change in the fiscal calendar beginning in 2013, the first quarter of 2014 reflects the period from January 1, 2014 through March 31,

2014 (90 days) compared to the 2013 first quarter, which reflects the period from December 29, 2012 through March 31, 2013 (93 days). Prior year results have not been restated for the change in fiscal calendar, although revenue per available room (RevPAR), occupancy and average daily rate statistics are reported for calendar quarters for purposes of comparability.

First quarter 2014 net income totaled $172 million, a 26 percent increase compared to first quarter 2013 net income. Diluted earnings per share (EPS) totaled $0.57, a 33 percent increase from diluted EPS in the year-ago quarter. First quarter 2014 results reflect a $10 million impairment charge and a net $16 million tax benefit. On February 19, 2014, the company forecasted first quarter diluted EPS of $0.47 to $0.52.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “We are delighted to report solid results in the first quarter of 2014. We continue to enjoy strong preference for our brands, sustained economic growth and favorable industry supply trends in many markets around the world.

“North American group and transient demand exceeded our expectations during the quarter, driving RevPAR and house profit margins higher. We were particularly pleased to see higher food and beverage spending by both groups and transient guests.

“While hotel industry supply in North America is growing only modestly, particularly in the full-service segment, we are taking a greater share of new hotels being developed around the world, reflecting owners’ and franchisees’ confidence in our brands and operational strength. At quarter-end, we had over 200,000 rooms in our development pipeline, a 35 percent increase from a year ago.

“On April 1, we became the largest hotel company in Africa after completing our acquisition of the Protea Hospitality Group. We look forward to new opportunities for growth in Africa.

“Looking ahead, we expect demand to remain strong, with North American comparable company-operated RevPAR increasing 4  1⁄2 to 6  1⁄2 percent in 2014 and property-level house profit margins improving 100 to 150 basis points. We expect 5 percent net rooms growth worldwide and another year of record signings from our development team.

‘We remain committed to increasing RevPAR, growing our distribution globally and controlling costs in order to drive earnings and shareholder value. Over the past 4 years, we have repurchased 103.1 million shares for approximately $3.8 billion and 21.6 million shares for $973 million in the last four quarters alone.”

For the 2014 first quarter, RevPAR for worldwide comparable systemwide properties increased 6.2 percent (a 5.9 percent increase using actual dollars).

In North America, comparable systemwide RevPAR increased 6.3 percent in the first quarter of 2014, including a 3.3 percent increase in average daily rate. RevPAR for comparable systemwide North American full-service hotels (including Marriott Hotels, The Ritz-Carlton, Renaissance Hotels, Gaylord Hotels and Autograph Collection Hotels) increased 6.5 percent with a 3.6 percent increase in average daily rate. RevPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 6.2 percent in the first quarter with a 3.1 percent increase in average daily rate.

International comparable systemwide RevPAR rose 5.7 percent (a 4.4 percent increase using actual dollars) in the first quarter.

Marriott added 32 new properties (5,855 rooms) to its worldwide lodging portfolio in the 2014 first quarter, including The Ritz-Carlton Kyoto, the JW Marriott Dongdaenum Square Seoul and the Pier One Sydney Harbour, an Autograph Collection hotel. Fourteen properties (2,154 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 3,934 properties and timeshare resorts for a total of nearly 680,000 rooms.

The company’s worldwide development pipeline increased to more than 1,200 properties with over 200,000 rooms at quarter-end, including 186 properties with nearly 30,000 rooms approved for development, but not yet subject to signed contracts. The company’s pipeline at quarter-end does not include the 10,148 rooms associated with the Protea transaction.

MARRIOTT REVENUES totaled nearly $3.3 billion in the 2014 first quarter compared to revenues of over $3.1 billion for the first quarter of 2013. Base management and franchise fees totaled $318 million compared to $304 million in the year-ago quarter. The year-over-year increase largely reflects higher RevPAR and non-room revenue partially offset by $5 million of lower fees due to the three additional days in the year-ago quarter as a result of the change in the fiscal calendar.

First quarter worldwide incentive management fees increased $5 million to $71 million. Incentive fee growth in the first quarter was somewhat constrained by tough comparisons to last year’s Hurricane Sandy recovery in New York, the inauguration in Washington, DC and the Super Bowl in New Orleans. In the first quarter, 36 percent of worldwide company-managed hotels earned incentive management fees compared to 33 percent in the year-ago quarter.

On February 19, the company estimated total fee revenue for the first quarter would total $380 million to $395 million. Actual total fee revenue in the quarter was within the expected range.

Worldwide comparable company-operated house profit margins increased 130 basis points in the first quarter. House profit margins for comparable company-operated properties outside North America increased 70 basis points and North American comparable company-operated house profit margins increased 160 basis points from the year-ago quarter.

Owned, leased and other revenue, net of direct expenses, totaled $49 million, compared to $45 million in the year-ago quarter. Improved results at several leased hotels and results from a property the company acquired in the fourth quarter of 2013 were partially offset by lower termination and residential branding fees.

On February 19, the company estimated first quarter owned, leased and other revenue, net of direct expenses would total approximately $45 million for the first quarter. Actual results in the quarter exceeded those expectations by $4 million largely due to better than expected performance at several international hotels.

DEPRECIATION and AMORTIZATION expense totaled $36 million in the 2014 first quarter compared to $25 million in the year-ago quarter. The increase in expense largely reflects a $10 million impairment charge for the company’s owned EDITION hotels due to higher estimated construction costs. These hotels are contracted for sale at a fixed price.

GENERAL, ADMINISTRATIVE and OTHER expenses for the 2014 first quarter totaled $148 million, a 10 percent decline compared to the year-ago quarter.

On February 19, the company estimated general and administrative expenses for the first quarter would total $155 million to $160 million. Actual expenses in the quarter were lower than expected largely due to favorable timing.

Provision for Income Taxes

The provision for income taxes in the first quarter was lower than anticipated due to a net $16 million non-cash tax benefit largely related to a settlement with the IRS.

Adjusted Earnings before Interest Expense, Taxes, Depreciation and Amortization (EBITDA)

Adjusted EBITDA totaled $339 million in the 2014 first quarter, a 12 percent increase over 2013 first quarter adjusted EBITDA of $303 million. See page A-6 for the EBITDA calculation.

BALANCE SHEET

At the end of the first quarter, total debt was $3,302 million and cash balances totaled $184 million, compared to $3,199 million in debt and $126 million of cash at year-end 2013.

COMMON STOCK

Weighted average fully diluted shares outstanding used to calculate diluted EPS totaled 303.3 million in the 2014 first quarter, compared to 320.0 million in the year-ago quarter.

The company repurchased 7.0 million shares of common stock in the first quarter at a cost of $356 million. Year-to-date, Marriott repurchased 9.0 million shares of its stock for $467 million. The remaining share authorization as of April 29, 2014, totaled 30.3 million shares.

OUTLOOK

For the 2014 second quarter, the company expects comparable systemwide calendar RevPAR on a constant dollar basis will increase 4 to 6 percent in North America, outside North America and worldwide.

The company expects full year 2014 comparable systemwide RevPAR on a constant dollar basis will increase 4.5 to 6.5 percent in North America, 4 to 6 percent outside North America and 4.5 to 6.5 percent worldwide.

The company anticipates gross room additions of 6 percent worldwide for the full year 2014 including the 10,148 rooms associated with the Protea acquisition. Net of deletions, the company expects its portfolio of rooms will increase by approximately 5 percent by year-end 2014.

The company assumes full year fee revenue could total $1,665 million to $1,705 million, growth of 8 to 11 percent over 2013 fee revenue of $1,543 million.

For 2014, the company anticipates general, administrative and other expenses will total $640 million to $650 million, flat to down 1 percent compared to 2013 expenses of $649 million.

Given these assumptions, 2014 diluted EPS could total $2.39 to $2.53, a 20 to 27 percent increase year-over-year.

	Second Quarter 2014	Full Year 2014

Total fee revenue	$440 million to $450 million	$1,665 million to $1,705 million

Owned, leased and other revenue, net of direct expenses	$60 million to $65 million	$220 million to $230 million

Depreciation and amortization	Approx. $30 million	Approx. $130 million

General, administrative and other expenses	$165 million to $170 million	$640 million to $650 million

Operating income	$300 million to $320 million	$1,105 million to $1,165 million

Gains and other income	Approx. $0 million	Approx. $5 million

Net interest expense[1]	Approx. $25 million	Approx. $100 million

Equity in earnings (losses)	Approx. $0 million	Approx. $0 million

Earnings per share	$0.63 to $0.68	$2.39 to $2.53

Tax rate	32.0 percent

1 Net of interest income

The company expects investment spending in 2014 will total approximately $800 million to $1.0 billion, including approximately $150 million for maintenance capital spending and $193 million associated with the Protea transaction. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending, approximately $1.25 billion to $1.5 billion could be returned to shareholders through share repurchases and dividends.

Based upon the assumptions above, the company expects full year 2014 adjusted EBITDA will total $1,440 million to $1,500 million, a 9 to 13 percent increase over the 2013 full year adjusted EBITDA of $1,325 million. See page A-7 for the adjusted EBITDA calculation.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, April 30, 2014 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until April 30, 2015.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 10575194. A telephone replay of the conference call will be available from 1 p.m. ET, Wednesday, April 30, 2014 until 8 p.m. ET, Wednesday, May 7, 2014. To access the replay, call 404-537-3406. The conference ID for the recording is 10575194.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K quarterly report on Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; the continuation and pace of the economic recovery; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; and the availability of capital to finance hotel growth and refurbishment. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of April 29, 2014. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with more than 3,900 properties in 71 countries and territories as of quarter-end and reported revenues of nearly $13 billion in fiscal year 2013. The company operates and franchises hotels under 16 brands, including Marriott Hotels, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Gaylord Hotels, Protea Hotels, Autograph Collection, AC Hotels by Marriott, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Marriott Executive Apartments; licenses vacation ownership resorts under the Marriott Vacation Club, Grand Residences by Marriott and Ritz-Carlton Club brands; and licenses and manages residential properties under several of its brands. There are approximately 330,000 employees at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.

PRESS RELEASE SCHEDULES

QUARTER 1, 2014

TABLE OF CONTENTS

Condensed Consolidated Statements of Income	A-1
Fiscal Year 2013 Operating Income	A-2
Total Lodging Products	A-3
Key Lodging Statistics	A-4
EBITDA and Adjusted EBITDA	A-6
EBITDA and Adjusted EBITDA Full Year Forecast	A-7
Adjusted Operating Income Margin Excluding Cost Reimbursements	A-8
Non-GAAP Financial Measures	A-9

MARRIOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FIRST QUARTER 2014 AND 2013

(in millions except per share amounts, unaudited)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013[1]	Percent Better/(Worse)
REVENUES
Base management fees	$155	$153	1
Franchise fees	163	151	8
Incentive management fees	71	66	8
Owned, leased and other revenue[2]	234	224	4
Cost reimbursements[3]	2,670	2,548	5

Total Revenues	3,293	3,142	5

OPERATING COSTS AND EXPENSES
Owned and leased - direct[4]	185	179	(3)
Reimbursed costs	2,670	2,548	(5)
Depreciation and amortization[5]	36	25	(44)
General, administrative and other[6]	148	164	10

Total Expenses	3,039	2,916	(4)

OPERATING INCOME	254	226	12

Gains and other income[7]	—	3	(100)
Interest expense	(30)	(31)	3
Interest income	5	3	67
Equity in earnings[8]	2	—	*

INCOME BEFORE INCOME TAXES	231	201	15

Provision for income taxes	(59)	(65)	9

NET INCOME	$172	$136	26

EARNINGS PER SHARE - Basic
Earnings per share	$0.58	$0.44	32

EARNINGS PER SHARE - Diluted
Earnings per share	$0.57	$0.43	33

Basic Shares	296.1	311.8
Diluted Shares	303.3	320.0

*	Percent cannot be calculated.

[1]	–	Prior year results reflect 93 days of activity from December 29, 2012 through March 31, 2013.
[2]	–	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue.
[3]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[4]	–	Owned and leased - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[5]	–	Depreciation and amortization expense includes depreciation and amortization previously classified in owned, leased, and other expenses and general administrative, and other expenses.
[6]	–	General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.
[7]	–	Gains and other income includes gains and losses on: the sale of real estate, note sales or repayments, the sale or other-than-temporary impairment of joint ventures and investments, debt extinguishments, and income from cost method joint ventures.
[8]	–	Equity in earnings includes our equity in earnings or losses of unconsolidated equity method joint ventures.

MARRIOTT INTERNATIONAL, INC.

FISCAL YEAR 2013 OPERATING INCOME

($ in millions, unaudited)

	Fiscal Year 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
REVENUES
Base management fees	$153	$166	$150	$152	$621
Franchise fees	151	177	175	163	666
Incentive management fees	66	64	53	73	256
Owned, leased, and other revenue[1]	224	246	220	260	950
Cost reimbursements[2]	2,548	2,610	2,562	2,571	10,291

Total Revenues	3,142	3,263	3,160	3,219	12,784

OPERATING COSTS AND EXPENSES
Owned and leased - direct[3]	179	181	172	197	729
Reimbursed costs	2,548	2,610	2,562	2,571	10,291
Depreciation and amortization[4]	25	33	34	35	127
General, administrative and other[5]	164	160	147	178	649

Total Expenses	2,916	2,984	2,915	2,981	11,796

OPERATING INCOME	$226	$279	$245	$238	$988

[1]	–	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue.
[2]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[3]	–	Owned and leased - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[4]	–	Depreciation and amortization expense includes depreciation and amortization previously classified in owned, leased, and other expenses and general, administrative, and other expenses.
[5]	–	General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.

MARRIOTT INTERNATIONAL, INC.

TOTAL LODGING PRODUCTS

	Number of Properties			Number of Rooms/Suites
Brand	March 31, 2014	March 31, 2013	vs. March 31, 2013	March 31, 2014	March 31, 2013	vs. March 31, 2013
Domestic Full-Service
Marriott Hotels	344	348	(4)	138,857	140,629	(1,772)
Renaissance	76	78	(2)	27,189	28,209	(1,020)
Autograph Collection	34	26	8	8,842	6,910	1,932
Gaylord Hotels	5	5	—	8,098	8,098	—
The Ritz-Carlton	37	38	(1)	11,040	11,357	(317)
The Ritz-Carlton Residential	30	30	—	3,598	3,598	—
Domestic Limited-Service
Courtyard	837	820	17	118,118	115,095	3,023
Fairfield Inn & Suites	695	679	16	63,219	61,666	1,553
SpringHill Suites	310	297	13	36,434	34,844	1,590
Residence Inn	626	607	19	75,634	73,249	2,385
TownePlace Suites	222	212	10	22,087	21,118	969
International
Marriott Hotels	220	210	10	67,613	64,392	3,221
Renaissance	78	75	3	24,809	24,400	409
Autograph Collection[1]	26	15	11	3,475	1,571	1,904
Courtyard	119	114	5	23,198	22,244	954
Fairfield Inn & Suites	17	13	4	2,092	1,568	524
SpringHill Suites	2	2	—	299	299	—
Residence Inn	24	23	1	3,349	3,229	120
TownePlace Suites	2	2	—	278	278	—
Marriott Executive Apartments	28	26	2	4,423	4,140	283
The Ritz-Carlton	47	43	4	13,777	13,120	657
The Ritz-Carlton Residential	10	7	3	630	469	161
The Ritz-Carlton Serviced Apartments	4	4	—	579	579	—
Bulgari Hotels & Resorts	3	3	—	202	202	—
EDITION	2	1	1	251	78	173
AC Hotels by Marriott[1]	74	79	(5)	8,329	8,819	(490)
Timeshare[2]	62	65	(3)	12,901	13,002	(101)

Total	3,934	3,822	112	679,321	663,163	16,158

[1]

All AC Hotels by Marriott properties and five Autograph Collection properties included in this table are operated by unconsolidated joint ventures that hold management agreements and also provide services to franchised properties.

[2]	Timeshare unit and room counts are as of March 28, 2014 and March 22, 2013, the end of Marriott Vacation Worldwide’s first quarter for 2014 and 2013, respectively.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties[1]
	Three Months Ended March 31, 2014 and March 31, 2013
	REVPAR		Occupancy			Average Daily Rate
Region	2014	vs. 2013	2014	vs. 2013		2014	vs. 2013
Caribbean & Latin America	$230.36	11.0%	77.7%	2.5%	pts.	$296.31	7.5%
Europe	$115.08	2.6%	63.4%	1.4%	pts.	$181.47	0.3%
Middle East & Africa	$120.44	-0.6%	59.6%	0.0%	pts.	$202.06	-0.6%
Asia Pacific	$128.90	6.3%	70.8%	2.2%	pts.	$182.05	2.9%

Total International[2]	$136.07	5.3%	67.7%	1.7%	pts.	$200.98	2.7%

Worldwide[3]	$126.61	5.8%	70.1%	2.0%	pts.	$180.57	2.7%

Comparable Systemwide International Properties[1]
	Three Months Ended March 31, 2014 and March 31, 2013
	REVPAR		Occupancy			Average Daily Rate
Region	2014	vs. 2013	2014	vs. 2013		2014	vs. 2013
Caribbean & Latin America	$181.37	9.9%	73.1%	2.5%	pts.	$248.27	6.2%
Europe	$107.97	3.6%	61.6%	1.7%	pts.	$175.22	0.8%
Middle East & Africa	$118.65	0.4%	60.5%	0.5%	pts.	$196.10	-0.5%
Asia Pacific	$128.17	6.4%	71.2%	2.2%	pts.	$179.96	3.1%

Total International[4]	$128.07	5.7%	66.6%	1.9%	pts.	$192.16	2.7%

Worldwide[3]	$103.72	6.2%	69.1%	1.9%	pts.	$150.02	3.2%

[1]	Statistics are in constant dollars. International includes properties located outside the United States and Canada, except for Worldwide which includes the United States.
[2]	Includes Marriott Hotels, Renaissance, Autograph Collection, The Ritz-Carlton, Bulgari, Residence Inn, and Courtyard properties.
[3]

Includes Marriott Hotels, Renaissance, Autograph Collection, Gaylord Hotels, The Ritz-Carlton, Bulgari, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

[4]	Includes Marriott Hotels, Renaissance, Autograph Collection, The Ritz-Carlton, Bulgari, Residence Inn, Courtyard, and Fairfield Inn & Suites properties.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties[1]
	Three Months Ended March 31, 2014 and March 31, 2013
	REVPAR		Occupancy			Average Daily Rate
Brand	2014	vs. 2013	2014	vs. 2013		2014	vs. 2013
Marriott Hotels	$136.07	5.5%	73.1%	1.7%	pts.	$186.20	3.0%
Renaissance	$122.63	3.8%	71.1%	1.5%	pts.	$172.46	1.5%
The Ritz-Carlton	$252.58	5.2%	72.5%	1.0%	pts.	$348.56	3.7%
Composite North American Full-Service[2]	$144.87	5.3%	72.5%	1.7%	pts.	$199.70	2.8%
Courtyard	$84.77	8.6%	66.5%	2.9%	pts.	$127.44	3.8%
SpringHill Suites	$79.03	3.4%	69.6%	1.4%	pts.	$113.49	1.4%
Residence Inn	$97.75	6.2%	75.3%	3.0%	pts.	$129.90	2.0%
TownePlace Suites	$65.23	15.8%	68.9%	7.1%	pts.	$94.64	3.9%
Composite North American Limited-Service[3]	$87.23	7.7%	69.2%	2.9%	pts.	$126.04	3.2%
Composite - All[4]	$122.23	6.0%	71.2%	2.2%	pts.	$171.58	2.7%

Comparable Systemwide North American Properties[1]
	Three Months Ended March 31, 2014 and March 31, 2013
	REVPAR		Occupancy			Average Daily Rate
Brand	2014	vs. 2013	2014	vs. 2013		2014	vs. 2013
Marriott Hotels	$120.80	6.3%	70.5%	1.9%	pts.	$171.30	3.5%
Renaissance	$110.37	5.9%	69.9%	2.2%	pts.	$157.92	2.6%
Autograph Collection	$174.82	13.0%	75.8%	1.5%	pts.	$230.70	10.7%
The Ritz-Carlton	$252.58	5.2%	72.5%	1.0%	pts.	$348.56	3.7%
Composite North American Full-Service[5]	$128.88	6.5%	70.7%	1.9%	pts.	$182.24	3.6%
Courtyard	$84.74	6.4%	67.2%	1.7%	pts.	$126.17	3.8%
Fairfield Inn & Suites	$62.82	5.2%	63.7%	1.4%	pts.	$98.56	2.9%
SpringHill Suites	$77.02	7.1%	70.3%	2.8%	pts.	$109.52	2.9%
Residence Inn	$94.97	5.7%	75.4%	2.1%	pts.	$126.03	2.8%
TownePlace Suites	$66.75	8.2%	70.5%	3.7%	pts.	$94.73	2.6%
Composite North American Limited-Service[3]	$80.62	6.2%	69.0%	2.0%	pts.	$116.82	3.1%
Composite - All[6]	$98.67	6.3%	69.6%	2.0%	pts.	$141.66	3.3%

[1]	Statistics include properties located in the United States.
[2]	Includes Marriott Hotels, Renaissance, Gaylord Hotels, and The Ritz-Carlton properties.
[3]	Includes Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.
[4]	Includes Marriott Hotels, Renaissance, Gaylord Hotels, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.
[5]	Includes Marriott Hotels, Renaissance, Gaylord Hotels, Autograph Collection, and The Ritz-Carlton properties.
[6]	Includes Marriott Hotels, Renaissance, Gaylord Hotels, Autograph Collection, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

($ in millions)

					Fiscal Year 2014
					First Quarter
Net Income					$172
Interest expense					30
Tax provision					59
Depreciation and amortization					36
Depreciation classified in Reimbursed costs					12
Interest expense from unconsolidated joint ventures					1
Depreciation and amortization from unconsolidated joint ventures					4

EBITDA **					314

Share-based compensation (including share-based compensation reimbursed by third-party owners)					25

Adjusted EBITDA **					$339

Increase over 2013 First Quarter Adjusted EBITDA**					12%

	Fiscal Year 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income	$136	$179	$160	$151	$626
Interest expense	31	29	28	32	120
Tax provision	65	84	63	59	271
Depreciation and amortization	25	33	34	35	127
Depreciation classified in Reimbursed costs	12	12	12	12	48
Interest expense from unconsolidated joint ventures	1	1	1	1	4
Depreciation and amortization from unconsolidated joint ventures	3	3	3	4	13

EBITDA **	273	341	301	294	1,209

Share-based compensation (including share-based compensation reimbursed by third-party owners)	30	31	28	27	116

Adjusted EBITDA **	$303	$372	$329	$321	$1,325

**	Denotes non-GAAP financial measures. Please see page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

FULL YEAR EBITDA AND ADJUSTED EBITDA

FORECASTED 2014

($ in millions)

	Range
	Estimated EBITDA		As Reported
	Full Year 2014		Full Year 2013
Net Income	$703	$745	$626
Interest expense	120	120	120
Tax provision	307	325	271
Depreciation and amortization	130	130	127
Depreciation classified in Reimbursed costs	50	50	48
Interest expense from unconsolidated joint ventures	5	5	4
Depreciation and amortization from unconsolidated joint ventures	15	15	13

EBITDA **	1,330	1,390	1,209

Share-based compensation (including share-based compensation reimbursed by third-party owners)	110	110	116

Adjusted EBITDA **	$1,440	$1,500	$1,325

Increase over 2013 Adjusted EBITDA **	9%	13%

**	Denotes non-GAAP financial measures. See page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

ADJUSTED OPERATING INCOME MARGIN EXCLUDING COST REIMBURSEMENTS

FIRST QUARTER 2014 AND 2013

($ in millions)

	First Quarter 2014	First Quarter 2013
OPERATING INCOME MARGIN
Operating Income	$254	$226

Total revenues as reported	$3,293	$3,142
Less: cost reimbursements	(2,670)	(2,548)

Total revenues excluding cost reimbursements **	$623	$594

Operating income margin, excluding cost reimbursements **	41%	38%

	First Quarter 2014	First Quarter 2013
ADJUSTED OPERATING INCOME MARGIN
Operating Income	$254	$226
Add: EDITION impairment charge	10	—
Less: estimated calendar impact of three days	—	(5)

Operating income, as adjusted **	$264	$221

Adjusted operating income increase over prior year **	19%

Adjusted operating income margin, excluding cost reimbursements **	42%

**	Denotes non-GAAP financial measures. See page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to (identified by a double asterisk on the preceding pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income Excluding Impairment Charge and Calendar Impact. In the 2014 first quarter we recorded a $10 million pre-tax impairment charge in the “Depreciation and amortization” caption of our Income Statement because we evaluated our three EDITION hotels for recovery and determined that our current cost estimates exceeded our total fixed sales price. We did not allocate that charge to any of our segments. Also, as a result of our change to a calendar year in fiscal year 2013, we had three additional days in the 2013 first quarter as compared to the 2014 first quarter. We estimate that the three additional days increased 2013 first quarter operating income by approximately $5 million. Management evaluates this non-GAAP measure that excludes the impairment charge and the calendar impact because it allows for period-over-period comparisons of our on-going core operations before the impact of these items. This non-GAAP measure also facilitates management’s comparison of results from our on-going operations before the impact of these items with results from other lodging companies.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. EBITDA, a financial measure that is not prescribed or authorized GAAP, reflects earnings excluding the impact of interest expense, provision for income taxes, depreciation and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense which we report under “Depreciation and amortization” as well as depreciation included under “Reimbursed costs” in our Consolidated Statements of Income, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

We also believe that Adjusted EBITDA, another non-GAAP financial measure, is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects an adjustment to exclude share-based compensation expense for all periods presented. Because companies use share-based payment awards differently, both in the type and quantity of awards granted, we excluded share-based compensation expense to address considerable variability among companies in recording compensation expense. We believe that Adjusted EBITDA that excludes this item is a meaningful measure of our operating performance because it permits period-over-period comparisons of our ongoing core operations before this item and facilitates our comparison of results before this item with results from other lodging companies.

EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for performance measures calculated under GAAP. Both of these non-GAAP measures exclude certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA differently than we do or may not calculate them at all, limiting EBITDA’s and Adjusted EBITDA’s usefulness as comparative measures.

Adjusted Operating Income Margin Excluding Cost Reimbursements. Cost reimbursements revenue represents reimbursements we receive for costs we incur on behalf of managed and franchised properties and relates, predominantly, to payroll costs at managed properties where we are the employer, but also includes reimbursements for other costs, such as those associated with our Marriott Rewards and The Ritz-Carlton Rewards programs. As we record cost reimbursements based on the costs we incur with no added markup, this revenue and related expense has no impact on either our operating income or net income because cost reimbursements revenue net of reimbursed costs expense is zero. We consider operating income and therefore, operating income margin as adjusted for the $10 million pre-tax impairment charge meaningful for the reasons noted above. In calculating adjusted operating income margin we consider total revenues as adjusted to exclude cost reimbursements and adjusted operating income margin to further exclude cost reimbursements to be meaningful metrics as they represent that portion of revenue and operating income margin that impacts operating income and net income.